Exhibit 99

PRESS RELEASE DATED April 28, 2011

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin 54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920) 527-5045

Kristine Pavletich

Public Relations Specialist

(920)527-5159

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2011 FIRST QUARTER RESULTS

NEENAH, WISCONSIN, April 28, 2011 — Bemis Company, Inc. (NYSE-BMS) today reported its 2011 first quarter results:

Highlights of the first quarter 2011:

•                  First quarter net sales increased to a record $1.3 billion.

•                  Flexible packaging segment operating profit was negatively impacted by higher raw material costs in advance of selling price adjustments.

•                  Diluted earnings for the first quarter was $0.47 per share as compared to management’s first quarter 2011 guidance of $0.50 to $0.55 per share.

•                  Bemis’ quarterly dividend increased by 4.3 percent, from $0.23 per share to $0.24 per share.

•                  Repurchases of Bemis common stock during the quarter totaled 1.7 million shares.

•                  Management established earnings guidance for the second quarter of 2011 at $0.48 to $0.54 per share, and total year 2011 earnings guidance was reduced to $2.15 to $2.30 per share to reflect the expected impact of raw material cost changes on the first half of the year.

“Increasing raw material costs have created a challenging environment for our flexible packaging business,” said Henry Theisen, Bemis Company’s President and Chief Executive Officer.  “I am pleased to report that we are growing sales volumes in our targeted product categories, and we are on track with our plan to optimize our manufacturing platforms by concentrating the production of certain products in the most profitable location for such processes.  Unfortunately, raw material cost increases for specialty resins were more dramatic than we had anticipated.  In addition, the price adjustment formulas in the customer agreements that we acquired with the Food Americas business delay selling price increases beyond our normal policy timeframes.  This decreased margins during the first quarter and reduced our profit expectations for the second quarter.  By the third quarter of 2011, we expect operating profit to begin to improve as most selling prices should be adjusted to reflect the impact of the raw material cost increases earlier in the year.”

CONSOLIDATED RESULTS

Total Bemis net sales were $1.3 billion for the first quarter of 2011, a 30 percent increase from $1.0 billion for the same period of 2010.  The March 1, 2010 acquisition of Alcan Packaging Food Americas business increased first quarter net sales by an estimated 19 percent.  The remaining sales growth included a 2 percent increase from currency effects.

Diluted earnings per share for the first quarter of 2011 were $0.47 compared to diluted earnings from continuing operations of $0.27 per share reported in the same quarter of 2010.  Excluding the effect of acquisition-related charges and pre-acquisition financing impacts, as detailed in the attached schedule, “Reconciliation of Non-GAAP Data,” diluted earnings per share from continuing operations, as adjusted, would have been $0.48 for the first quarter of 2010.  Performance for the first quarter of 2011 was negatively impacted by increases in the cost of specialty resin raw materials which began during the fourth quarter of 2010 and are expected to continue through the second quarter of 2011.

FLEXIBLE PACKAGING BUSINESS SEGMENT

Bemis’ flexible packaging business segment reported net sales of $1.2 billion.  This represents a 34 percent increase compared to net sales of $881.4 million for the first quarter of 2010.  Bemis estimates that the acquisition of the Food Americas business on March 1, 2010 resulted in an increase in net sales of approximately 22 percent during the quarter.  Currency effects increased net sales by 3 percent.  The remaining sales growth reflects higher selling prices coupled with increased unit sales volume and improved sales mix.  Segment operating profit for the first quarter of 2011 was $116.3 million, or 9.9 percent of net sales, compared to $93.9 million, or 10.7 percent of net sales, for the same period of 2010.  During the first quarter of 2010, adjustments related to the March 2010 Food Americas acquisition negatively impacted results.  Segment operating profit, as adjusted, for the first quarter would have been $105.9 million, or 12.0 percent of net sales, in 2010.  (See attached schedule: “Reconciliation of Non-GAAP Data.”)  The effect of currency translation increased operating profit in the first quarter of 2011 by $2.0 million compared to the same quarter of 2010.  Dramatic raw material cost increases that began during the fourth quarter of 2010 have negatively impacted operating profit for the first quarter of 2011.

Commenting on the flexible packaging segment results, Theisen said, “This quarter we experienced encouraging sales growth from new business and improved sales mix, while raw material cost increases reduced operating profit in advance of selling price adjustments.  Healthy unit volume growth in value-added packaging for markets such as meat and cheese, dry foods, and specialty food products is building momentum for improved sales mix in 2011.  At the same time, many of our customers are expressing caution about future order volumes.  Food price inflation has caused retail consumer prices to increase, which may result in lower consumer demand for some packaged food products.  As a result, a higher percentage of our unit sales growth is expected to come from new business in the first half of 2011.  In Europe, unit volumes have stabilized but competition remains strong in this environment of higher raw material costs.  Our Brazilian operations continue to perform well, but volume growth has slowed as the strong Brazilian currency has reduced export demand for our customers’ products.

“Both specialty and commodity raw material costs have been increasing steadily since the fourth quarter of 2010.  Recently, more dramatic raw material cost increases have occurred, magnifying the importance of the speed at which selling prices can be adjusted.  As we noted last quarter, the price adjustment formulas in our customer agreements allow for selling price adjustments on a fixed time schedule.  The customer agreements we inherited in the 2010 Food Americas acquisition generally included longer selling price adjustment timeframes which, when combined with typical Bemis customer agreements, have increased our average selling price adjustment period.  We expect this to delay our ability to adjust for some of the recent, dramatic cost increases until the third quarter of this year.”

PRESSURE SENSITIVE MATERIALS BUSINESS SEGMENT

Net sales from the pressure sensitive materials business segment for the first quarter of 2011 were $145.0 million, a 3.3 percent increase compared to $140.3 million in the first quarter of 2010.  For the first quarter of 2011, the benefits of higher selling prices in line with raw material cost increases and prudent cost management led to operating profit of $9.9 million, or 6.8 percent of net sales, compared to operating profit for first quarter of 2010 of $6.6 million, or 4.7 percent of net sales.  Currency effects were insignificant to net sales and operating profit for the quarter.

OTHER OPERATING (INCOME) EXPENSE, NET

For the first quarter of 2011, other operating income and expense included $5.5 million of fiscal incentive income, an increase of $1.8 million compared to $3.7 million for the first quarter of 2010.  Fiscal incentives are associated with net sales and manufacturing activities in certain South American operations and are included in flexible packaging segment operating profit.  Other operating income and expense for the first quarter of 2010 also included $12.7 million of professional fees associated with the acquisition of the Food Americas business.

OTHER NON-OPERATING (INCOME) EXPENSE, NET

For the first quarter of 2011, other non-operating income and expense included net foreign exchange losses of $2.0 million compared to net foreign exchange gains in the first quarter of 2010 of $2.5 million, primarily reflecting the net impact of currency fluctuations on financing arrangements for the foreign operations acquired in the 2010 Food Americas acquisition.

CAPITAL STRUCTURE AND CASH FLOW

Net debt to total capitalization was 41 percent at March 31, 2011, compared to 39 percent at December 31, 2010.  Total debt as of March 31, 2011 was $1.4 billion, an increase of $134 million from the balance of $1.3 billion at December 31, 2010.  Higher cost raw materials increased inventory levels and higher selling prices increased accounts receivable during the first quarter.  The increase in outstanding debt reflects the use of cash to support these higher levels of working capital, as well as open market purchases of 1.7 million shares of Bemis common stock.  The remaining share repurchase authorization as of March 31, 2011 was 7.9 million shares.

2011 EARNINGS OUTLOOK

Commenting on the outlook for the rest of the year, Theisen said, “While we anticipated increasing raw material costs during the first half of 2011, recent political events and supply shortages have increased the speed and magnitude of specialty resin cost increases.  As a result, flexible packaging operating profits during the second quarter of 2011 are expected to be more negatively impacted than we originally anticipated.  Operating results for the second half of the year are expected to improve as most selling prices will have been adjusted to reflect these raw material cost increases, and we expect to benefit from production efficiencies resulting from optimization initiatives.”

Management expects adjusted diluted earnings per share for the second quarter of 2011 to be in the range of $0.48 to $0.54.  In light of the anticipated results for the first half of 2011 and the assumption that raw material costs will stabilize and not decrease during this year, management expects adjusted diluted earnings per share for the full year 2011 to be in the range of $2.15 to $2.30 per share.  Capital expenditures are expected to be approximately $150 million for the full year 2011.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, and adjusted diluted earnings per share from continuing operations.  These non-GAAP financial measures adjust for factors that are unusual or unpredictable.  These measures exclude the impact of certain amounts related to acquisition related financing costs, acquisition related professional and legal fees, and purchase accounting adjustments for inventory and order backlog.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  It is provided solely to assist in an investor’s understanding of the impact of these items on the comparability of the Company’s operations.

FORWARD LOOKING STATEMENTS

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, our ability to adjust selling prices, consumer buying patterns, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations, a failure in our information technology infrastructure or applications, foreign currency fluctuations, changes in working capital requirements, changes in government regulations, and the availability and related cost of financing from banks and capital markets.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2010.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its first quarter 2011 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.”  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, the Company is included in the S&P 500 index of stocks and reported 2010 net sales of $4.8 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs nearly 20,000 individuals worldwide.  More information about the Company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2011	2010

Net sales	$1,324,428	$1,021,729
Cost of products sold	1,094,575	835,888

Gross Profit	229,853	185,841

Operating expenses:
Selling, general, and administrative expenses	126,175	106,987
Research and development	7,587	5,625
Other operating (income) expense, net	(7,061)	8,436

Operating Income	103,152	64,793

Interest expense	18,336	18,137
Other non-operating (income) expense, net	1,720	(3,039)

Income from continuing operations before income taxes	83,096	49,695

Provision for income taxes	30,300	17,900

Income from continuing operations	52,796	31,795

Income from discontinued operations, net of tax		654

Net income	52,796	32,449

Less: Net income attributable to noncontrolling interests	1,586	1,666

Net income attributable to Bemis Company, Inc.	$51,210	$30,783

Amounts attributable to Bemis Company, Inc. :
Income from continuing operations, net of tax	$51,210	$30,129
Income from discontinued operations, net of tax		654
Net income attributable to Bemis Company, Inc.	$51,210	$30,783

Basic earnings per share:
Income from continuing operations	$0.47	$0.27
Income from discontinued operations		0.01
Net income attributable to Bemis Company, Inc.	$0.47	$0.28

Diluted earnings per share:
Income from continuing operations	$0.47	$0.27
Income from discontinued operations		0.01
Net income attributable to Bemis Company, Inc.	$0.47	$0.28

Cash dividends paid per share	$0.240	$0.230

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	March 31,	December 31,
	2011	2010
ASSETS

Cash and cash equivalents	$56,065	$60,404
Accounts receivable, net	712,296	637,738
Inventories, net	722,508	673,863
Prepaid expenses and other current assets	101,335	94,914
Total current assets	1,592,204	1,466,919

Property and equipment, net	1,531,813	1,540,753

Goodwill	1,020,804	1,013,697
Other intangible assets, net	197,178	200,116
Deferred charges and other assets	68,084	64,346
Total other long-term assets	1,286,066	1,278,159

TOTAL ASSETS	$4,410,083	$4,285,831

LIABILITIES

Current portion of long-term debt	$3,264	$2,941
Short-term borrowings	98	6
Accounts payable	522,620	548,042
Accrued salaries and wages	86,402	103,024
Accrued income and other taxes	32,596	21,246
Total current liabilities	644,980	675,259

Long-term debt, less current portion	1,417,305	1,283,525
Deferred taxes	167,206	158,289
Other liabilities and deferred credits	243,837	241,326

TOTAL LIABILITIES	2,473,328	2,358,399

EQUITY

Bemis Company, Inc. shareholders’ equity:
Common stock issued (126,830,754 and 126,627,875 shares)	12,683	12,663
Capital in excess of par value	569,499	568,035
Retained earnings	1,776,655	1,751,908
Accumulated other comprehensive income	126,462	91,117
Common stock held in treasury, 20,629,702 and 18,953,971 shares at cost	(598,445)	(544,100)
Total Bemis Company, Inc. shareholders’ equity	1,886,854	1,879,623
Noncontrolling interests	49,901	47,809
TOTAL EQUITY	1,936,755	1,927,432

TOTAL LIABILITIES AND EQUITY	$4,410,083	$4,285,831

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Cash flows from operating activities
Net income	$52,796	$32,449
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,593	42,717
Excess tax benefit from share-based payment arrangements	(431)	(2,380)
Share-based compensation	4,680	5,814
Deferred income taxes	6,416	(786)
Income of unconsolidated affiliated company	(823)	(657)
(Gain) loss on sales of property and equipment	780	(82)
Changes in working capital, excluding effect of acquisitions	(132,516)	(65,665)
Net change in deferred charges and credits	5,255	(8,187)

Net cash provided by (used in) operating activities	(8,250)	3,223

Cash flows from investing activities
Additions to property and equipment	(27,917)	(17,534)
Business acquisitions and adjustments, net of cash acquired	(16,206)	(1,222,111)
Proceeds from sales of property and equipment	658	189

Net cash used in investing activities	(43,465)	(1,239,456)

Cash flows from financing activities
Proceeds from issuance of long-term debt	249	10,980
Repayment of long-term debt	(91)	(28,456)
Net borrowing of commercial paper	133,300	285,369
Net borrowing of short-term debt	89	4,778
Cash dividends paid to shareholders	(26,104)	(25,921)
Common stock purchased for the treasury	(54,345)
Excess tax benefit from share-based payment arrangements	431	2,380
Stock incentive programs and related withholdings	(3,457)	(14,383)

Net cash provided by financing activities	50,072	234,747

Effect of exchange rates on cash and cash equivalents	(2,696)	(359)

Net decrease in cash and cash equivalents	(4,339)	(1,001,845)

Cash and cash equivalents balance at beginning of year	60,404	1,065,687

Cash and cash equivalents balance at end of period	$56,065	$63,842

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions)

(unaudited)

	Three Months Ended
	March 31,
	2011	2010

Flexible Packaging operating profit	$116.3	$93.9

Pressure Sensitive Materials operating profit	9.9	6.6

General corporate expenses	(23.0)	(35.7)

Operating income	103.2	64.8

Interest expense	(18.3)	(18.1)

Other non-operating income (expense), net	(1.8)	3.0

Income from continuing operations before income taxes	$83.1	$49.7

BEMIS COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Reconciliation of GAAP to Non-GAAP Operating Profit and Operating Profit as a Percentage of Net Sales by Segment

Flexible Packaging
Net Sales	$1,179.4	$881.4

Operating Profit as reported	116.3	93.9

Non-GAAP adjustments:
Purchase accounting for inventory and order backlog (1)		12.0

Operating Profit as adjusted	$116.3	$105.9

Operating Profit as a percentage of Net Sales
As Reported	9.9%	10.7%
As Adjusted	9.9%	12.0%

Pressure Sensitive Materials
Net Sales	$145.0	$140.3

Operating Profit as reported	9.9	6.6

Non-GAAP adjustments:

Operating Profit as adjusted	$9.9	$6.6

Operating Profit as a percentage of Net Sales
As Reported	6.8%	4.7%
As Adjusted	6.8%	4.7%

Reconciliation of GAAP to Non-GAAP Earnings per Share

Diluted earnings per share from continuing operations, as reported	$0.47	$0.27

Non-GAAP adjustments per share, net of taxes:
Purchase accounting for inventory and order backlog (1)		0.07
Transaction related costs (2)		0.08
Financing impact of the Alcan Packaging Food Americas acquisition (3)		0.06

Diluted earnings per share from continuing operations, as adjusted	$0.47	$0.48

(1)          Expenses related to the purchase accounting impact of the fair value write-up of inventory and a charge for the fair value of the customer order backlog, both in the Alcan Packaging Food Americas acquisition.

(2)          Transaction related costs are related primarily to our acquisition of Alcan Food Packaging Americas. These costs consist of legal, accounting, and other professional fees.

(3)          Impact from the July 2009 financing of the Alcan Packaging Food Americas acquisition, which included the issuance of 8.175 million shares and $800 million of public debt.  The EPS impact includes the effect of the interest expense on the debt and the dilutive effect of the newly issued shares until the acquisition was completed on March 1, 2010.